Exhibit 99


OREGON TRAIL FINANCIAL CORP. ANNOUNCES MAILING OF ELECTION FORM IN CONNECTION WITH THE PROPOSED MERGER WITH FIRSTBANK NW CORP.

BAKER CITY, OREGON - September 8, 2003   Berniel L. Maughan, President and
Chief Executive Officer of Oregon Trail Financial Corp. (Nasdaq: OTFC), announced that an Election Form and Letter of Transmittal and related materials would be mailed on September 9, 2003, to Oregon Trail shareholders as of September 5, 2003, in connection with the proposed merger of Oregon Trail with and into FirstBank NW Corp. ("FirstBank"). These materials will allow Oregon Trail shareholders to elect to receive either shares of FirstBank common stock or cash, subject to the allocation and proration procedures set forth in the Merger Agreement that was entered into by Oregon Trail and FirstBank on February 23, 2003. Oregon Trail shareholders purchasing stock after September 5, 2003, will not have the opportunity to make an election, but will receive either cash or stock, or some combination of cash and stock according to these allocation and proration procedures. Oregon Trail shareholders have until 5:00 p.m., Eastern Daylight Time, on October 14, 2003 to return their Election Form and Letter of Transmittal. The specific terms and requirements that need to be followed for shareholders to make a proper election are contained in the election materials.

The proposed merger of Oregon Trail and FirstBank has received regulatory approval from the shareholders of both Oregon Trail and FirstBank as well as regulatory approval of the Office of Thrift Supervision and the Washington State Department of Financial Institutions. Approval from the Federal Deposit Insurance Corporation FDIC is pending. It is currently anticipated that the merger will be completed in October 2003, subject to the receipt of all regulatory approvals and certain other conditions.

Oregon Trail Financial Corp. is headquartered in Baker, Oregon and is the parent of Pioneer Bank, A Federal Savings Bank which was founded in 1901. Pioneer Bank operates nine full service office locations in seven Eastern Oregon counties.

Forward Looking Information

Statements concerning future developments or events, expectations regarding regulatory approvals, closing of the merger, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties including government and regulatory actions, and the satisfaction of merger closing conditions that might cause actual results to differ materially from stated expectations.